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EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIBERSTARS, INC.

    David N. Ruckert and James L. Brock certify that:

    1.  They are the President and Assistant Secretary, respectively, of Fiberstars, Inc., a California corporation.

    2.  The Articles of Incorporation of this corporation are amended and restated in their entirety as follows:

"I.

    The name of this corporation is FIBERSTARS, INC.

II.

    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

III.

    (a) This corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The total number of shares which this corporation shall have authority to issue is Thirty-Two Million (32,000,000) with par value of $0.0001 per share. The number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000), and the number of shares of Common Stock authorized to be issued is Thirty Million (30,000,000). Upon the filing of these Amended and Restated Articles of Incorporation, each outstanding share of Common Stock shall be reconstituted as one share of Common Stock, $0.0001 par value.

    (b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

IV.

    (a) The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    (b) The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law.

    (c) Any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

V.

    No Action shall be taken by the shareholders of the corporation other than at an annual or special meeting of the shareholders, upon due notice and in accordance with the provisions of the corporation's bylaws."

    3.  The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

    4.  The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the corporation was 702,557 shares of Common Stock, 143,306 shares of Series A Preferred Stock, 730,145 shares of Series B Preferred Stock, 225,488 shares of Series C Preferred Stock, 405,862 shares of Series D Preferred Stock and no shares of Series E Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock voting separately as a class, more than 50% of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class, more than 50% of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock voting together as a single class and more than 50% of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock voting together as a single class. No other class or series of shares is outstanding as of the date of approval; the Preferred Stock was automatically converted into Common Stock after receipt of such approval.

    The undersigned further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

    Executed at Fremont, California, on 8/18, 1994.

/s/ DAVID N. RUCKERT David N. Ruckert, President
/s/ JAMES L. BROCK James L. Brock, Assistant Secretary

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AMENDED AND RESTATED ARTICLES OF INCORPORATION OF FIBERSTARS, INC.